Exhibit 99.1

August 13, 2013

Mr. Stanford L. Kurland

Chairman of the Board of Trustees

PennyMac Mortgage Investment Trust

6101 Condor Drive, Upper Level

Moorpark, CA 93021

Dear Stan,

It is with sincere regret that I am writing to inform you of my decision to resign as a Trustee of PennyMac Mortgage Investment Trust, effective as of August 13, 2013.

It has been a distinct pleasure to serve on PMT’s Board of Trustees since its initial public offering in 2009.  My resignation is solely due to time constraints related to my current professional commitments and responsibilities, and is not a result of any disagreement on any matters relating to PMT’s operations, policies or practices.

Thank you for the opportunity to serve as a Trustee, and I wish continued success for PMT over the coming years.

Sincerely,

/s/ Matt Botein

Matt Botein